Exhibit 5.1
May 6, 2010
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Re:	Securities Being Registered under Registration Statement on Form S-8
     Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with the Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) to be filed by Alon USA Energy, Inc., a Delaware corporation (the “Company”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance of up to 3,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) pursuant to the Company’s Amended and Restated 2005 Incentive Compensation Plan (the “Incentive Plan”).
     As counsel to the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the Shares. I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted to me as copies; the legal capacity of all natural persons; and that all applicable fiduciary duties have been complied with. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Incentive Plan against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable, provided that such consideration is at least equal to the par value of the Shares.
     I express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and I express no opinion as to the effect, if any, that any other law may have on the opinion expressed herein.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Securities Act and to the reference to myself under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Harlin R. Dean, Jr.
Harlin R. Dean, Jr.
Senior Vice President-Legal, General Counsel and Secretary